Exhibit 99.1

WEX Inc. Reports Second Quarter 2020 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--July 30, 2020--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months ended June 30, 2020.

“Our second quarter results reflect the impact of the COVID-19 pandemic and underscore the resilience of our business, where we saw a few bright spots even in this challenged environment. We experienced recovery in spend volume trends throughout the quarter across each of our segments. Additionally, our U.S. Health business remains strong with year-over-year top-line growth, driven by an increase in the number of SaaS accounts as customers continue to rely on WEX products to pay for their essential healthcare needs," said Melissa Smith, WEX’s Chair and Chief Executive Officer.

Ms. Smith added, “Strong execution against our strategic pillars, effective cost management, disciplined capital allocation and our recent balance sheet and liquidity enhancements all position WEX to successfully navigate the current market environment. We continued to have notable new customer wins across each of our business segments, which is an important part of our growth strategy, and have begun to realize the early benefits of our cost containment measures and capital allocation plan outlined last quarter. Looking to the back half of the year, we will continue to focus on providing best-in-class products and services to our customers, winning in the marketplace and laying the foundation for sustained long-term growth."

Second Quarter 2020 Financial Results

Total revenue for the second quarter of 2020 decreased 21% to $347.1 million from $441.8 million for the second quarter of 2019. The $94.7 million revenue decrease in the quarter includes a $29.2 million unfavorable impact from fuel prices and spreads and a $1.7 million negative impact from foreign exchange rates.

Net income attributable to shareholders on a GAAP basis increased by $58.9 million to net income of $72.7 million, or $1.66 per diluted share, compared with net income of $13.8 million, or $0.32 per diluted share, for the second quarter of 2019. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $53.0 million for the second quarter of 2020, or $1.21 per diluted share, down 47% per diluted share from $99.6 million or $2.28 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

Second Quarter 2020 Performance Metrics

  Average number of vehicles serviced was approximately 15.1 million, an increase of 8% from the second quarter of 2019.
  Total fuel transactions processed decreased 17% from the second quarter of 2019 to 127.9 million. Payment processing transactions decreased 19% to 103.1 million.
  Travel and Corporate Solutions' purchase volume decreased 68% to $3.2 billion from $10.0 billion in the second quarter of 2019.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 15% to 14.5 million from 12.6 million in the second quarter of 2019.

“We continue to look for ways to strengthen our balance sheet and enhance our liquidity position in the current uncertain environment. During the quarter, we secured a $400 million investment from Warburg Pincus, which closed at the beginning of the third quarter, and favorably amended our current credit agreement,” said Roberto Simon, WEX’s Chief Financial Officer. “These actions provide us with increased financial flexibility, improved liquidity and additional cash on hand to better focus on our strategic priorities as we navigate the pandemic. Looking ahead, we remain confident in WEX's ability to fund growth initiatives and capitalize on the economic recovery as operating conditions improve.”

Cost Actions and Liquidity Update

In response to COVID-19 uncertainty, the Company implemented a number of actions announced last quarter to reduce discretionary capital and operating expenditures, adjust cost structure and preserve financial flexibility and a strong liquidity position. The total savings resulting from these changes are still expected to be approximately $60-$65 million for the year, compared to our original guidance. The Company believes WEX’s balance sheet and liquidity position remain strong. Second quarter 2020 leverage was 3.1x compared to 3.5x the prior quarter, and there are no significant debt maturities for over two years.

Financial Guidance

On May 7, 2020, the Company withdrew all previously-issued full fiscal year 2020 financial guidance due to COVID-19. Given the continued uncertainty related to COVID-19, the Company is not providing any further financial guidance at this time. WEX continues to carefully monitor the pandemic and the impact on its business; however, given the uncertainty regarding the pandemic's spread, duration, and impact, the Company is currently unable to predict the precise extent to which the COVID-19 pandemic will impact its future operations and financial results.

Additional Information
Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 1, reconciliations of non - GAAP measures referenced in this news release, in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and six months ended June 30, 2020, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended June 30, 2020 and four preceding quarters. The Company is also providing segment revenue for the three and six months ended June 30, 2020 and 2019 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details
In conjunction with this announcement, WEX will host a conference call today, July 30, 2020, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (833) 714-0940 or +1 (778) 560-2809. The Conference ID number is 3368158.

A replay of the webcast and the accompanying slides will be available on the Company's website. A replay of the conference call can also be accessed by dialing (800) 585-8367 or (416) 621-4642, conference ID number 3368158, beginning approximately two hours after the call. The replay will be available through August 21, 2020.

About WEX
Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in 20 currencies through more than 5,000 associates around the world. WEX fleet cards offer 15 million vehicles exceptional payment security and control; purchase volume in its travel and corporate solutions grew to approximately $40 billion in 2019; and the WEX Health financial technology platform helps 390,000 employers and more than 32 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements
This earnings release contains forward-looking statements, including statements regarding: financial guidance and potential for providing the same; assumptions underlying the Company's future financial performance; future growth opportunities and expectations; and, expectations for the macro environment. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto adversely impact our business, results of operations and financial condition in excess of current expectations; the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices including the impact of any continued reductions in fuel price and the resulting impact on our revenues and net income; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; legal, political and economic uncertainty surrounding the United Kingdom's departure from the European Union; the impact of the transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation, including the legal proceedings with respect to the purchase agreement relating to the proposed eNett and Optal acquisitions; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2019 and our Form 10-Q for the quarter ended March 31, 2020, filed respectively with the Securities and Exchange Commission on February 28, 2020 and May 11, 2020. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues
Payment processing revenue	$147,461	$214,826	$351,498	$401,624
Account servicing revenue	109,479	106,892	223,319	193,978
Finance fee revenue	42,711	62,912	98,638	109,285
Other revenue	47,433	57,177	105,308	118,796
Total revenues	347,084	441,807	778,763	823,683
Cost of services
Processing costs	99,991	99,481	204,908	190,600
Service fees	9,700	14,197	23,454	28,443
Provision for credit losses	20,581	14,832	54,568	32,623
Operating interest	6,504	10,693	14,889	20,257
Depreciation and amortization	25,124	21,570	49,913	42,083
Total cost of services	161,900	160,773	347,732	314,006
General and administrative	62,265	76,247	124,301	140,652
Sales and marketing	54,744	72,831	123,526	136,950
Depreciation and amortization	39,393	37,219	79,593	68,403
Operating income	28,782	94,737	103,611	163,672
Financing interest expense	(28,832)	(35,638)	(60,863)	(66,750)
Net foreign currency (loss) gain	(2,462)	6,665	(31,189)	2,780
Net unrealized loss on financial instruments	(3,842)	(21,516)	(35,889)	(33,428)
(Loss) income before income taxes	(6,354)	44,248	(24,330)	66,274
Income tax (benefit) provision	(19,747)	12,397	(25,454)	18,215
Net income	13,393	31,851	1,124	48,059
Less: Net income from non-controlling interests	675	324	2,038	398
Net income (loss) attributable to WEX Inc.	$12,718	$31,527	$(914)	$47,661
Reduction (accretion) of redeemable non-controlling interest	59,940	(17,720)	57,316	(17,720)
Net income attributable to shareholders	$72,658	$13,807	$56,402	$29,941

Net income attributable to shareholders per share:
Basic	$1.67	$0.32	$1.30	$0.69
Diluted	$1.66	$0.32	$1.28	$0.69
Weighted average common shares outstanding:
Basic	43,574	43,329	43,495	43,277
Diluted	43,779	43,761	43,896	43,667

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$1,271,523	$810,932
Restricted cash	178,170	170,449
Accounts receivable	1,942,723	2,661,108
Securitized accounts receivable, restricted	89,636	112,192
Prepaid expenses and other current assets	78,793	87,694
Total current assets	3,560,845	3,842,375
Property, equipment and capitalized software	205,189	212,475
Goodwill and other intangible assets	3,921,450	4,016,251
Investment securities	31,224	30,460
Deferred income taxes, net	8,789	12,833
Other assets	179,242	184,024
Total assets	$7,906,739	$8,298,418
Liabilities and Stockholders’ Equity
Accounts payable	$833,782	$969,816
Accrued expenses	253,013	315,642
Restricted cash payable	178,170	170,449
Short-term deposits	1,155,160	1,310,813
Short-term debt, net	119,374	248,531
Other current liabilities	50,123	34,692
Total current liabilities	2,589,622	3,049,943
Long-term debt, net	2,653,887	2,686,513
Long-term deposits	264,198	143,399
Deferred income taxes, net	182,583	218,740
Other liabilities	128,766	106,422
Total liabilities	5,819,056	6,205,017
Commitments and contingencies
Redeemable non-controlling interest	99,804	156,879
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	1,976,945	1,926,947
Non-controlling interest	10,934	9,575
Total stockholders’ equity	1,987,879	1,936,522
Total liabilities and stockholders’ equity	$7,906,739	$8,298,418

Exhibit 1 Reconciliation of Non - GAAP Measures (in thousands, except per share data) (unaudited)
Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended June 30,
	2020		2019
		per diluted share		per diluted share
Net income attributable to shareholders	$72,658	$1.66	$13,807	$0.32
Unrealized loss on financial instruments	3,842	0.09	21,516	0.49
Net foreign currency remeasurement loss (gain)	2,462	0.06	(6,665)	(0.15)
Acquisition–related intangible amortization	42,478	0.97	39,814	0.91
Other acquisition and divestiture related items	7,735	0.18	7,017	0.16
Stock–based compensation	15,069	0.34	14,992	0.34
Other costs	4,695	0.11	4,746	0.11
Debt restructuring and debt issuance cost amortization	2,578	0.06	8,453	0.19
ANI adjustments attributable to non–controlling interests	(60,558)	(1.38)	17,298	0.40
Tax related items	(38,004)	(0.87)	(21,342)	(0.49)
Adjusted net income attributable to shareholders	$52,955	$1.21	$99,636	$2.28
	Six Months Ended June 30, 2020
	2020		2019
		per diluted share		per diluted share
Net income attributable to shareholders	$56,402	$1.28	$29,941	$0.69
Unrealized loss on financial instruments	35,889	0.82	33,428	0.77
Net foreign currency remeasurement loss (gain)	31,189	0.71	(2,780)	(0.06)
Acquisition–related intangible amortization	85,016	1.94	73,702	1.69
Other acquisition and divestiture related items	15,677	0.36	16,797	0.38
Stock–based compensation	26,889	0.61	25,434	0.58
Other costs	6,935	0.16	7,501	0.17
Debt restructuring and debt issuance cost amortization	4,660	0.11	14,949	0.34
ANI adjustments attributable to non–controlling interests	(58,334)	(1.33)	16,725	0.38
Tax related items	(71,684)	(1.63)	(41,237)	(0.94)
Adjusted net income attributable to shareholders	$132,639	$3.02	$174,460	$4.00
Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating income	$28,782	$94,737	$103,611	$163,672
Unallocated corporate expenses	13,953	18,177	30,496	35,119
Acquisition-related intangible amortization	42,478	39,814	85,016	73,702
Other acquisition and divestiture related items	7,735	7,017	15,677	16,797
Stock-based compensation	15,069	14,992	26,889	25,434
Other costs	4,695	4,746	6,935	7,501
Debt restructuring costs	687	5,078	765	9,478
Total segment adjusted operating income	$113,399	$184,561	$269,389	$331,703
Unallocated corporate expenses	(13,953)	(18,177)	(30,496)	(35,119)
Adjusted operating income	$99,446	$166,384	$238,893	$296,584

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, and debt restructuring costs. Total segment adjusted operating income incorporates the same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above-specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude other costs when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This includes costs related to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations. For the three and six months ended June 30, 2020, other costs include certain costs incurred in association with COVID-19, including the cost of providing additional health, welfare and technological support to our employees as they work remotely.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in thousands, except per share data) (unaudited)
The table below shows the impact of certain macro factors on reported revenue:
	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended June 30,
	2020	2019	2020	2019	2020	2019	2020	2019
Reported revenue	$204,380	$267,314	$54,495	$91,350	$88,209	$83,143	$347,084	$441,807
FX impact (favorable) / unfavorable	$1,141	$—	$153	$—	$392	$—	$1,686	$—
PPG impact (favorable) / unfavorable	$29,176	$—	$—	$—	$—	$—	$29,176	$—
	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Six months ended June 30,
	2020	2019	2020	2019	2020	2019	2020	2019
Reported revenue	$454,227	$500,096	$138,854	$172,998	$185,682	$150,589	$778,763	$823,683
FX impact (favorable) / unfavorable	$2,774	$—	$824	$—	$988	$—	$4,586	$—
PPG impact (favorable) / unfavorable	$25,847	$—	$—	$—	$—	$—	$25,847	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2019 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2019 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

	Segment Estimated Earnings Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended June 30,
	2020	2019	2020	2019	2020	2019
FX impact (favorable) / unfavorable	$710	$—	$(4,310)	$—	$(503)	$—
PPG impact (favorable) / unfavorable	$18,463	$—	$—	$—	$—	$—
	Six months ended June 30,
	2020	2019	2020	2019	2020	2019
FX impact (favorable) / unfavorable	$928	$—	$(4,619)	$—	$(494)	$—
PPG impact (favorable) / unfavorable	$15,919	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2019 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2019 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Fleet Solutions:
Payment processing transactions (000s) (1)	103,086	121,591	126,666	135,236	127,986
Payment processing gallons of fuel (000s) (2)	2,830,265	3,123,066	3,218,466	3,338,322	3,239,703
Average US fuel price (US$ / gallon)	$2.07	$2.57	$2.80	$2.80	$2.91
Payment processing $ of fuel (000s) (3)	$6,135,265	$8,412,642	$9,417,278	$9,737,591	$9,755,737
Net payment processing rate (4)	1.47%	1.35%	1.10%	1.29%	1.24%
Payment processing revenue (000s)	$90,147	$113,323	$103,831	$125,288	$120,717
Net late fee rate (5)	0.57%	0.56%	0.65%	0.58%	0.54%
Late fee revenue (000s) (6)	$35,071	$46,740	$61,587	$56,938	$52,823
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$3,168,064	$8,041,112	$9,635,211	$11,543,605	$10,047,934
Net interchange rate (8)	1.37%	0.87%	0.84%	0.74%	0.77%
Payment solutions processing revenue (000s)	$43,261	$70,268	$80,986	$85,128	$77,273
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,017,318	$1,592,313	$1,047,939	$1,126,156	$1,374,592
Average number of SaaS accounts (000s) (10)	14,487	14,458	13,391	13,022	12,563

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.
(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.
(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(9) Purchase volume represents the total US dollar value of all transactions where interchange is earned by WEX.
(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Fleet Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$90,147	$120,717	$(30,570)	(25)%	$203,470	$228,125	$(24,655)	(11)%
Account servicing revenue	36,694	41,506	(4,812)	(12)%	75,902	80,745	(4,843)	(6)%
Finance fee revenue	42,463	62,385	(19,922)	(32)%	97,805	108,249	(10,444)	(10)%
Other revenue	35,076	42,706	(7,630)	(18)%	77,050	82,977	(5,927)	(7)%
Total revenues	$204,380	$267,314	$(62,934)	(24)%	$454,227	$500,096	$(45,869)	(9)%
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Travel and Corporate Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$43,261	$77,273	$(34,012)	(44)%	$113,529	$137,271	$(23,742)	(17)%
Account servicing revenue	10,183	10,717	(534)	(5)%	21,246	21,302	(56)	—%
Finance fee revenue	220	496	(276)	(56)%	755	853	(98)	(11)%
Other revenue	831	2,864	(2,033)	(71)%	3,324	13,572	(10,248)	(76)%
Total revenues	$54,495	$91,350	$(36,855)	(40)%	$138,854	$172,998	$(34,144)	(20)%
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
Health and Employee Benefit Solutions	2020	2019	Amount	Percent	2020	2019	Amount	Percent
Revenues
Payment processing revenue	$14,053	$16,836	$(2,783)	(17)%	$34,499	$36,228	$(1,729)	(5)%
Account servicing revenue	62,602	54,669	7,933	15%	126,171	91,931	34,240	37%
Finance fee revenue	28	31	(3)	(10)%	78	183	(105)	(57)%
Other revenue	11,526	11,607	(81)	(1)%	24,934	22,247	2,687	12%
Total revenues	$88,209	$83,143	$5,066	6%	$185,682	$150,589	$35,093	23%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended June 30,		Three Months Ended June 30,
	2020	2019	2020	2019
Fleet Solutions	$77,180	$122,577	37.8%	45.9%
Travel and Corporate Solutions	$10,961	$40,838	20.1%	44.7%
Health and Employee Benefit Solutions	$25,258	$21,146	28.6%	25.4%
Total segment adjusted operating income	$113,399	$184,561	32.7%	41.8%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Six Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Fleet Solutions	$181,788	$215,552	40.0%	43.1%
Travel and Corporate Solutions	$32,876	$75,225	23.7%	43.5%
Health and Employee Benefit Solutions	$54,725	$40,926	29.5%	27.2%
Total segment adjusted operating income	$269,389	$331,703	34.6%	40.3%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of segment adjusted operating income to GAAP operating income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted operating income	$99,446	$166,384	$238,893	$296,584
Adjusted operating income margin (1)	28.7%	37.7%	30.7%	36.0%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by revenue of the entire Company. See Exhibit 1 for a reconciliation of adjusted operating income to GAAP operating income.

Contacts

News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com